UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2010

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street
New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 1.01.              Entry into a Material Definitive Agreement.

On December 20, 2010, GFI Group Inc. (the “Company”) and GFI Holdings Limited, as Borrowers, certain subsidiaries of the Company as Guarantors, various Lenders, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Barclays Bank PLC and The Royal Bank of Scotland, as Co-Syndication Agents, The Royal Bank of Scotland PLC, as Documentation Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers and Joint Book Managers, entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) that amends and restates the Company’s existing credit agreement, dated February 24, 2006 (the “2006 Credit Agreement”), which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2006.  Prior to this amendment and restatement, the 2006 Credit Agreement allowed for up to $175 Million in Aggregate Revolving Commitments and would have matured in February 2011.  The Credit Agreement allows for Aggregate Revolving Commitments of up to $200 Million and may be increased to $275 Million with new or existing Lenders, subject to certain conditions, provided that no existing Lender shall be obligated to increase its Revolving Commitments.  The Credit Agreement matures on December 20, 2013 and provides for both revolving loans and the issuance of letters of credit.  The Credit Agreement contains an overall limit on outstanding loans in currencies other than U.S. dollars equal to the lesser of the Aggregate Revolving Commitments and $100 Million.

Interest rates on borrowings under the Credit Agreement are based on either the Federal Funds Rate, the prime rate or LIBOR.  The Borrowers may prepay the outstanding aggregate principal amount, in whole or in part, at any time, subject to certain restrictions. The Borrowers may also release all of the collateral securing the obligations under the Credit Agreement under certain conditions.  The Credit Agreement also includes customary mandatory prepayment provisions which are triggered when certain events occur, for example, in the event the Company inadvertently exceeds the sub-commitment limits for any currency or if it incurs additional indebtedness that meets specified criteria.  The Credit Agreement and related documents contain customary representations, warranties and covenants (including financial covenants) and default provisions.

In connection with the Credit Agreement, certain of the Guarantors and Bank of America entered into (i) a Second Amended and Restated Domestic Security Agreement, dated as of December 20, 2010 (the “Security Agreement”), (ii) a Second Amended and Restated Domestic Pledge Agreement, dated as of December 20, 2010 (the “Pledge Agreement”), (iii) certain Mortgage of Shares agreements, dated as of December 20, 2010 (collectively, the “Share Mortgages”) and (iv) certain Debentures, dated as of December 20, 2010 (the “Debentures” and, together with the Security Agreement, the Pledge Agreement and the Share Mortgages, the “Guarantee Agreements”).  Pursuant to the terms of the Guarantee Agreements, such Guarantors have agreed to pledge and grant a security interest in certain assets to guarantee the obligations of the Company under the Credit Agreement.

Bank of America, the Administrative Agent under the Credit Agreement and the Guarantee Agreements, and the collateral agent and a lender under the Credit Agreement is also the collateral agent with respect to the Company’s 7.17% senior secured notes due January 30, 2013 issued pursuant to the 2008 Senior Note Purchase Agreement dated January 30, 2008 and filed as Exhibit 10.20 to the Company’s Current Report on Form 8-K filed on February 4, 2008.

A copy of the Credit Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement. Words commencing with a capital letter but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s direct financial obligations is hereby incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

10.1

Second Amended and Restated Credit Agreement, dated as of December 20, 2010, among GFI Group Inc.(the “Company”) and GFI Holdings Limited, as Borrowers, certain subsidiaries of the Company as Guarantors, various Lenders, Bank of America, N.A., as Administrative Agent, Barclays Bank PLC and The Royal Bank of Scotland, as Co-Syndication Agents, The Royal Bank of Scotland PLC, as Documentation Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers and Joint Book Managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: December 22, 2010	By:	/s/ James A. Peers
	Name:	James A. Peers
	Title:	Chief Financial Officer